Exhibit 99.1

Contact:	Michael McAndrew, Chief Financial Officer
Black Box Corporation
(724) 873-6788
(724) 873-6799 (fax)
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
NASDAQ PANEL GRANTS BLACK BOX CORPORATION’S
REQUEST FOR CONTINUED LISTING
PITTSBURGH, PENNSYLVANIA, April 26, 2007 — Black Box Corporation (NASDAQ GSM: BBOX) today reported that a NASDAQ Listing Qualifications Panel (the “Panel”) has granted the Company’s request for continued listing of the Company’s securities on The NASDAQ Stock Market. The Company’s continued listing is subject to certain conditions, including: (1) on or before June 20, 2007, the Company must file its Form 10-Q for the quarter ended December 30, 2006, as well as any required restatements; and (2) the Company must provide NASDAQ with additional information regarding the Company’s independent review of its historical stock option practices and related accounting. At the present time, the Company expects to be able to comply with the Panel’s conditions for continued listing of the Company’s securities.
As previously announced, the Audit Committee of the Board of Directors of the Company, with the assistance of outside legal counsel, is conducting an independent review of the Company’s historical stock option grant practices and related accounting. As soon as practical following the completion of the Audit Committee’s review, the Company will file its Form 10-Q for the quarter ended December 30, 2006 and any necessary restatements and amended filings.
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 173 offices throughout the world. To learn more, visit the Black Box Web site at www.blackbox.com.
Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the outcome of the review of the Company’s stock options practices, including the related informal Securities and Exchange Commission inquiry and shareholder
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

derivative lawsuit, the Company’s ability to satisfy any conditions imposed by NADSAQ for continued listing of the Company’s common stock and the impact of any actions that may be required or taken as a result of such review or that may be imposed by NASDAQ. Should the Company be unable to meet the deadlines set forth in the Panel’s decision, there can be no assurance that NASDAQ will grant an additional extension of time or that the Company’s securities will continue to be listed on The NASDAQ Stock Market. Additional risk factors are included in the Company’s Annual Report on Form 10-K. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746